C4 THERAPEUTICS, INC.
CONSULTING AGREEMENT

This Consulting Agreement ("**Agreement**"), entered into as of October 15, 2024 and effective as of December 31, 2024 (the "**Effective Date**"), is by and between C4 Therapeutics, Inc., a Delaware corporation, having a place of business at 490 Arsenal Way, Suite 120, Watertown, MA 02472 ("**C4T**"), and Stewart L. Fisher, Ph.D., an individual having an address at REDACTED ("**Consultant**").

WITNESSETH:

WHEREAS, Consultant has historically been employed as C4T's Chief Scientific Officer and will continue in that role until his successor joins C4T, which is expected to occur on or around October 28, 2024, at which time, Consultant's title will be changed to Senior Scientific Advisor; and

WHEREAS, on December 31, 2024, Consultant's role as an employee of C4T shall end and, commencing on such date, C4T desires to have the benefit of Consultant's knowledge and experience on a consulting basis, and Consultant desires to provide consulting services to C4T, all as hereinafter provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreement hereinafter set forth, effective as of the Effective Date, C4T and Consultant hereby agree as follows:

1. **Consulting Services**. Consultant hereby agrees to render the services described on Schedule A attached hereto and incorporated herein by reference, as well as such other duties that may be requested by C4T from time to time and mutually agreed upon by C4T and Consultant and that are necessary and reasonably related to the successful completion of the services described on Schedule A (together, the "**Services**"). Consultant shall report to Paige Mahaney, Chief Scientific Officer.

2. **Term**. This Agreement shall commence on the Effective Date and shall continue under December 31, 2025 (the "**Term**"), provided, however, it is understood and agreed either party may terminate this Agreement at any time by providing fifteen (15) days prior written notice to the other party.

3. **Consulting Duties**.

3.1 During the Term, Consultant shall render to C4T or to C4T's designee the Services, which Services shall be rendered by Consultant as described on Schedule A attached hereto.

3.2 The Services shall be performed by Consultant personally and may not be assigned, subcontracted or otherwise delegated without the prior written consent of C4T. If C4T does so consent, then Consultant shall take all reasonable precautions to ensure that any such permitted employee, sub-contractor, or representative engaged by Consultant is subject to written contractual obligations that, at a minimum, provide for ownership and allocation of intellectual property rights and for obligations of confidentiality of information, record-keeping, access, and rights to data that are consistent with the intent and terms of this Agreement. Consultant shall remain liable for the performance of any of its obligations hereunder that it delegates to or are performed by the permitted employee, sub-contractor, or representative engaged by Consultant.

3.3 Consultant will be expected to provide the Services during the Term for an amount of time as mutually agreed with C4T, as reviewed and approved by the individual named in Section 1 above

from time to time. Consultant agrees to furnish C4T with written reports with respect to Consultant's provision of the Services if and when requested by C4T.

3.4 At the conclusion of the Term, Consultant shall return any C4T issued laptop or other technological devices issued by the Company and then in his position, such devices to be returned in good working order without substantial deletion of Consultant's work product or materials or documents prepared on behalf of C4T.

4. Compensation.

4.1 In consideration of Consultant's performance of the Services, during the Term, Consultant shall be compensated as set forth on Schedule A attached hereto.

4.2 C4T shall reimburse Consultant for Consultant's reasonable out-of-pocket expenses incurred in the performance of Consultant's duties hereunder as requested by C4T upon presentation of reasonably detailed receipts. Domestic (North American) travel will be in coach class; with the prior written approval of C4T, all travel outside of North America will be business class. For all out-of-pocket business expenses in excess of five hundred dollars ($500), Consultant agrees to obtain C4T's written consent prior to incurring such expenses.

4.3 If this Agreement is terminated by Consultant or by C4T for any reason, no compensation of any kind shall be payable or issuable to Consultant after the effective date of such termination, other than any liability or obligation of either party that accrued prior to such termination. C4T shall have no obligation to make any payment pursuant to this Agreement unless Consultant is in compliance with all Consultant's covenants and agreements under this Agreement.

5. **Independent Contractor Status; No Employment Created.** Consultant acknowledges that the relationship of Consultant to C4T from and after the Effective Date is at all times that of an independent contractor. This Agreement does not constitute, and shall not be construed as constituting, an employment relationship between C4T and any persons or as an undertaking by C4T to hire Consultant or any person as an employee of C4T. Consultant will perform the Services free of the direction and control of C4T, but consistent with the objectives it sets, and will bear the benefit/risk of any profit or loss from rendering the Services. Consultant shall not be deemed an agent for any purpose and shall have no authority to bind C4T. From and after the Effective Date, Consultant will not be considered an employee of C4T for any purpose, including without limitation, any C4T employment policy or any employment benefit plan and will not be entitled to any benefits under any such policy or benefit plan (including without limitation workers compensation insurance). From and after the Effective Date, C4T will record payments to Consultant under this Agreement on an Internal Revenue Service Form 1099 and will not withhold any federal, state or local employment taxes on Consultant's behalf. Consultant will be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, and for all unemployment insurance, social security contributions and any other payment, including workers compensation. If requested by C4T, Consultant shall complete an industry standard background check prior to Consultant's official start date or at such other time as may be requested by C4T.

6. **Protected Information.**

6.1 Consultant will at all times, both during the period while Consultant is performing the Services for C4T and after the termination of Consultant's provision of the Services to C4T for any reason or for no reason, maintain in confidence and will not, without the prior written consent of C4T, use, except in the course of performance of Consultant's duties for C4T or by court order, disclose or

give to others any Confidential Information (as defined below). If Consultant is questioned by anyone not employed by C4T or by an employee of or a consultant to C4T not authorized to receive Confidential Information, in regard to any Confidential Information, or concerning any fact or circumstance relating thereto, Consultant will promptly notify C4T. Upon the termination of Consultant's provision of the Services to C4T for any reason, or if C4T otherwise requests, (i) Consultant will return to C4T all tangible Confidential Information and copies thereof (regardless of how such Confidential Information or copies are maintained) and (ii) Consultant will deliver to C4T any property of C4T that may be in Consultant's possession, including C4T laptop and laptop work product, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

6.2 For purposes of this Agreement, "**Confidential Information**" means confidential and proprietary information of C4T, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, vendors, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of C4T or of any third party provided to Consultant or C4T under a condition of confidentiality, provided that Confidential Information will not include information that is in the public domain other than through any fault or act by Consultant. The term "**trade secrets**," as used in this Agreement, will be given its broadest possible interpretation under the law and will include, without limitation, anything tangible or intangible or electronically kept or stored, that constitutes, represents, evidences or records or any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

6.3 Consultant acknowledges that: (a) the Confidential Information may contain material non-public information concerning C4T and/or its affiliates; (b) Consultant is aware of the restrictions imposed by U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, on persons in possession of material non-public information concerning a company whose securities are publicly traded that prohibit purchasing or selling securities of that company or disclosing such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of such company; and (c) Consultant will not directly or indirectly, and will instruct its representatives not to, use, or allow any third party to use, any of the Confidential Information in violation of any U.S. federal or state securities laws or in connection with the purchase or sale of securities. Nothing herein shall constitute an admission by C4T that any Confidential Information in fact contains material non-public information concerning C4T or any of its affiliates. Consultant further acknowledges and agrees that, for so long as this Agreement remains in effect and for such period thereafter as is prescribed by the Company, he shall remain an "Insider" as such term is defined in the Company's Statement of Company Policy on Insider Trading and Disclosure and related policies and procedures (the "**Insider Trading Policy**") and agrees to comply with the Insider Trading Policy.

6.4 Consultant agrees to obtain C4T's prior written consent before publishing or submitting for publication any material that relates to work done by Consultant under this Agreement and/or that incorporates Confidential Information.

6.5 The terms of this Section 6 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that Consultant may have relating to the protection of C4T's Confidential Information.

7. **Trade Secrets.** Consultant acknowledges, and shall inform its employees and representatives, if any, of, the following notice required by the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Similarly, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to that individual's attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

8. **Ownership of Ideas, Copyrights and Patents.**

8.1 Assignment of Rights/Property of C4T. All ideas, discoveries, creations, improvements and inventions, whether patentable, copyrightable or not, that Consultant may conceive, reduce to practice or develop as a result of performing the Services for C4T (alone or in conjunction with another or others) and whether at the request or upon the suggestion of C4T or otherwise (collectively the "**Inventions**"), are the sole and exclusive property of C4T and the Confidential Information of C4T, and Consultant will not disclose any of the Inventions without the prior written consent of C4T or its designee. Without limiting the foregoing, Consultant also acknowledges that all original works of authorship that are made by Consultant (solely or jointly with others) within the scope of the Services or that relate to the business of C4T or a C4T affiliate and that are protectable by copyright are "works made for hire" pursuant to the United States Copyright Act (17 U.S.C. Section 101). Consultant hereby assigns to C4T or its designee all of his right, title and interest in and to all of the foregoing. Consultant further represents that, to the best of Consultant's knowledge and belief, none of the Inventions created or to be created by Consultant will violate or infringe upon any right, patent, copyright, trademark or right of privacy. Consultant agrees to promptly notify C4T of any Inventions conceived, reduced to practice or developed as a result of performing the Services for C4T. Consultant agrees to make and maintain adequate and current written records, in a form specified by C4T, of all Inventions assigned or to be assigned to C4T pursuant to this Agreement and, upon termination of Consultant's relationship with C4T, to deliver to C4T such records, including without limitation any materials recorded on any computer or any machine-readable medium.

8.2 Cooperation. At any time during or after the Term, Consultant will fully cooperate with C4T and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect C4T's rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that C4T will bear the expense of such proceedings and, provided, further, that any patent or other legal right so issued to Consultant personally will be assigned by Consultant to C4T or its designee without charge by Consultant.

8.3 Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature, whenever created, that Consultant has not prepared or originated in the performance of the Services, but that Consultant provides to C4T or incorporates in any C4T product or system, Consultant hereby grants to C4T a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. Consultant will not include in any Inventions delivered to C4T or use on its behalf, without the

prior written approval of C4T, any material that is or will be patented, copyrighted or trademarked by Consultant unless Consultant provides C4T with the written permission of the holder of any patent, copyright or trademark owner for C4T to use such material in a manner consistent with C4T's then-current policy. Consultant will not knowingly include in any Inventions delivered to C4T or use on its behalf, any material that is patented, the subject of a patent application, copyrighted or trademarked by a third party unless Consultant informs C4T at the time of disclosure or at the time Consultant becomes aware of such material.

8.4 Prior Inventions. Listed on Exhibit A to this Agreement are any and all Inventions in which Consultant claims or intends to claim any right, title and interest, including, without limitation, patent, copyright and trademark interests, which to the best of Consultant's knowledge will be or may be delivered to C4T in the course of performing the Services, or incorporated into any C4T product or system. Consultant acknowledges that his obligation to disclose such information is ongoing during the period that Consultant provides the Services. For the sake of clarity, Consultant acknowledges that Exhibit A does not include any Inventions already assigned by Consultant to C4T where Consultant has been listed as a co-inventor, as Consultant has already assigned any right, title, or interest he may have had in such Inventions to C4T and no longer retains any right, title, or interest in such Inventions.

9. Prohibited Conduct

9.1 Certain Acknowledgements and Agreements.

9.1.1 C4T and Consultant have discussed and Consultant recognizes and acknowledges the competitive and proprietary aspects of C4T's business.

9.1.2 Consultant acknowledges and agrees that a business will be deemed competitive with C4T (a "**Competitive Business**") if it engages in a line of business in which it researches, develops or commercializes any products or product candidates in C4T's Field of Interest (as hereinafter defined). The phrase, C4T's "**Field of Interest**," means research, development and commercialization activities relating to monofunctional and/or bifunctional molecules that induce targeted protein degradation, or such other areas of research, development and commercialization as C4T may be engaged in during the Term.

9.1.3 Consultant further acknowledges that, while Consultant is providing the Services hereunder, C4T will furnish, disclose or make available to Consultant Confidential Information related to C4T's business and that C4T may provide Consultant with unique and specialized training. Consultant also acknowledges that such Confidential Information and such training have been developed and will be developed by C4T through the expenditure by C4T of substantial time, effort and money and that all such Confidential Information and training could be used by Consultant to compete with C4T.

9.1.4 Consultant acknowledges and agrees that the provisions of this Section 9 shall be in addition to, and not in replacement of, any provisions set forth in that certain Employee Confidentiality, Non-solicitation and Assignment Agreement by and between C4T and the Consultant, dated as of April 25, 2016 (the "**ECAA**"), which agreement shall expressly remain in effect notwithstanding the end of Consultant's service as an employee of C4T as of the Effective Date.

9.2 Non-Competition; Non-Solicitation. Without the prior written consent of C4T, Consultant will not:

9.2.1 During the Term and for a period of one (1) year thereafter, for Consultant's own behalf or on behalf of any other, directly or indirectly, either as principal, agent, owner, manager, director, stockholder, employee, consultant, co-venturer, representative or in any other capacity, own manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any Competitive Business anywhere in the world (the "**Restricted Territory**"), except that nothing contained herein shall preclude Consultant from purchasing or owning stock in any such Competitive Business if such stock is publicly traded, and provided that Consultant's holdings do not exceed three (3%) percent of the issued and outstanding capital stock of such business;

9.2.2 Following the termination of Consultant's provision of the Services to C4T for any reason or for no reason, utilize C4T's Confidential Information for Consultant's own behalf or on behalf of any other;

9.2.3 During the Term and for a period of one (1) year thereafter, make known to any person, firm or corporation the names or addresses of any customers of C4T or any information pertaining to them, or either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing in the Field of Interest with C4T or any present or future parent, subsidiary or other affiliate of C4T that is engaged in the Field of Interest, any joint venture or collaborative research partners, customers or patrons of C4T, or any prospective customers or patrons with respect to which C4T has developed or made a presentation for the use or exploitation of products or processes in the Field of Interest (or similar offering of services), located within the Restricted Territory;

9.2.4 During the Term and for a period of one (1) year thereafter, either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any employee of or consultant to C4T to terminate her or his relationship with C4T or any such parent, subsidiary or affiliate for any reason, or (B) employ, cause to be employed, or solicit the employment or engagement of any employee of or consultant to C4T while any such person is providing services to C4T or within six months after any such person ceases providing services to C4T; or

9.2.5 During the Term and for a period of one (1) year thereafter, either individually or on behalf of or through any third party, directly or indirectly, interfere with or attempt to interfere with the relations between C4T and any vendor, supplier or strategic partner to C4T.

9.2.6 Consultant acknowledges and agrees that in the event of any violation of the obligations or restrictions contained in this Section 9.2 of this Agreement, the period of time for which the restrictions contained in this Section 9.2 shall automatically be extended by the amount of time for which Consultant has been in violation of said restrictions.

9.3 <u>Fraud and Abuse and Related Sanctions</u>. Consultant has not been, and during the Term shall promptly notify C4T's legal department if Consultant is: (i) sanctioned within the meaning of Social Security Act Section 1128A or any amendments thereof; (ii) convicted of violating the federal Stark Law, federal False Claims Act, federal Anti-Kickback Statute, HIPAA provisions, federal Civil Money Penalties Statute, or similar state law; or (iii) debarred, excluded or suspended from participation in any federal or state healthcare program. Consultant represents and warrants that Consultant has not been (and if arising during the term of this Agreement shall promptly notify C4T's legal department if Consultant is) be debarred or convicted of a crime from which a person can be debarred under 21 U.S.C. Section 335a, threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a person can be debarred. Consultant has not been the

subject of, and during the term of this Agreement Consultant shall promptly notify C4T's legal department if Consultant becomes the subject of, a complaint filed against Consultant by any enforcement agency, which complaint alleges either felony criminal acts of a violent nature or any crime relating to the practice of medicine.

10. **Survival of Provisions.** The provisions of Sections 6, 8 and 9 hereof and any other sections that by their nature are intended to survive termination, shall survive the termination or expiration of this Agreement, irrespective of the reason therefore.

11. **No Conflicts.** Except as set forth in Exhibit B to this Agreement, Consultant hereby represents and warrants that (i) Consultant has no commitments or obligations inconsistent with this Agreement; and (ii) the performance by Consultant of the Services within the Field of Interest do not as of the Effective Date and shall not at any time during the Term conflict with, breach any covenants or agreements regarding, or otherwise overlap, any field in which Consultant is performing research at Consultant's current employer or for any other third party, if any. Consultant hereby agrees to indemnify and hold C4T harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties.

12. **Injunctive Relief; Severability; Blue Pencil.** Consultant hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 6, 8 and 9 of this Agreement may result in substantial, continuing and irreparable injury to C4T. Therefore, Consultant hereby agrees that, in addition to any other remedy that may be available to C4T, C4T shall be entitled to seek injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 6, 8 and 9 of this Agreement. In addition, the parties intend Sections 6, 8 and 9 of this Agreement to be enforced as written. However, (i) if any provision of such sections is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of such sections, or the application of such provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each provision of such sections will be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision of such sections, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases ("**blue-penciling**"), and in its reduced or blue-penciled form such provision will then be enforceable and will be enforced.

13. **Assignability and Binding Effect.** Neither this Agreement nor any interest shall be assignable by either party unless such assignment is mutually agreed to in writing by the parties hereto; provided, however, that C4T may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of C4T's business or that aspect of C4T's business in which Consultant is principally involved without obtaining the agreement of Consultant.

14. **Rights of Publicity.** Neither party shall have the right to use the other party's name in any publications or publicity materials without obtaining the prior written consent of the other party.

15. **Headings.** The section headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

16. **Notices.** Any notices or other communications hereunder by either party shall be in writing, and shall be deemed to have been duly given upon receipt if sent via electronic mail, delivered personally to the other party, sent by first class mail, or via reputable courier to the other party at the addresses listed below. Any communication or notice given by email is effective upon the sender's receipt of

confirmation generated by the recipient's email system that the notice has been received by the recipient's email system and shall be confirmed via first class mail.

If to C4T:

C4 Therapeutics, Inc.
490 Arsenal Way, Suite 120
Watertown, MA 02472
Tel: (617) 231-0700
Email: contracts@c4therapeutics.com
Attention: Chief Legal Officer

If to Consultant:

REDACTED

or at such other address as such other party may designate in conformity with the foregoing.

17. **Entire Agreement; Modification.** This document, together with the ECAA (which shall expressly remain in effect), embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and will supersede all prior and contemporaneous negotiations, agreements, representations, understandings, and commitments with respect thereto. The entry into this Agreement by C4T and Consultant shall serve, as of the Effective Date, to result in the express termination of that certain Employment Agreement, by and between C4T and Consultant, dated as of September 21, 2020. No statement, representation, warranty, covenant or agreement of any kind not set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. This Agreement shall not be amended or modified in any manner except by an instrument signed by each of the parties hereto, which document shall make specific reference to this Agreement and shall express the plan or intention to modify same.

18. **Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.** This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of The Commonwealth of Massachusetts, without giving effect to conflict of law principles thereof, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of The Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF C4T AND CONSULTANT WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

19. **Interpretation.** The parties hereto acknowledge and agree that the terms and provisions of this Agreement, shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

20. **Counterparts.** This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed under seal by both parties.

C4 THERAPEUTICS, INC.

DocuSigned by:
Andrew Hirsch
97029F7F1379400...
Name: Andrew J. Hirsch
Title: President and Chief Executive Officer

CONSULTANT:

DocuSigned by:
Stewart Fisher
B500E4460AAD4B2...
Name: Stewart L. Fisher, Ph.D.

Schedule A

Description of Services

1. **Contact:** Consultant's principal contact at C4T:

   Name: Paige Mahaney
   Title: Chief Scientific Officer

2. **Summary of Services:** Consultant will render to C4T the following Services:

   - Transition support services as requested from time to time by Dr. Paige Mahaney
   - Advice, guidance and support on matters related to targeted protein degradation
   - Advice, guidance and support on matters related to corporate strategy
   - Advice, guidance and support on matters related to C4T's collaboration arrangements with third parties such as Roche, Biogen, Calico, Merck and MKDG
   - Advice, guidance and support on such other matters as may be requested by C4T from time to time
   - Specific services on a project basis (to be agreed to by Consultant and C4T) ("**Project Services**")

3. **Compensation:**

   As compensation for the Services and consideration for this Agreement, C4T expressly agrees that Consultant's engagement under this Agreement and provision of the Services required hereunder shall result in Consultant maintaining a Service Relationship (as such term is defined in C4T's 2015 Stock Option and Grant Plan and 2020 Stock Option and Incentive Plan (the "**Plan**") with C4T from the Effective Date through the end of the Term for purposes of continued vesting of equity awards held by Consultant as of the Effective Date.

   In addition, if C4T should request that Consultant provide Project Services, C4T shall pay Consultant at a rate of $400 per hour for any time spent in performance of such Project Services. Consultant will invoice C4T for Project Services on a monthly basis and C4T will pay any such invoices within 60 days of receipt of an undisputed invoice. Invoices should be sent to ap@c4therapeutics.com.

Exhibit A

Prior Inventions

None

Exhibit B

Existing Conflicts

None